Exhibit 99.2

LBI MEDIA, INC.

Moderator: Lenard Liberman

April 2, 2012

5:30 pm ET

Operator:	Good day, everyone, and welcome to the LBI Media Fourth Quarter and Year-End 2011 Results Conference Call. Today’s conference is being recorded. At this time, it’s my pleasure to turn the conference over to Mr. Lenard Liberman, CEO and President of LBI Media. Please go ahead, sir.

Lenard Liberman:	Thank you, Operator. Good afternoon and welcome to LBI Media’s 2011 fourth quarter and year-end earnings call. Joining me today are Winter Horton, our Chief Operating Officer, and Fred Boyer, our Chief Financial Officer. During this call, I’ll provide an overview of our financial and operating progress since our last earnings call; Winter will report on the performance of our radio stations, and I will provide comments on our television stations and an update on the EstrellaTV Network; Fred will then walk through our financial results. After formal remarks, we will open the call up for questions.

Fred?

Fred Boyer:	Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may materially differ. I refer you to the recent public filings of our parent, LBI Media Holdings, for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and, we, and the Company, undertake no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is adjusted EBITDA, which we define as net income or loss, less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long lived assets, depreciation and amortization, stock-based compensation expense, impairment of equity method investments and equity in gains or losses of equity method investments. However, for the purposes of this call, we’ll refer to what we entitle adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net income or loss prepared in accordance with U.S. generally accepted accounting principles in our press release. This reconciliation is also provided in our annual report, which will be posted on our website today.

Let me return the call to Lenard who will discuss our performance for the fourth quarter and full year of 2011.

Lenard Liberman:	Thank you, Fred. The fourth quarter marked the beginning of the third year for the EstrellaTV Network and we are pleased with its progress since it was launched in 2009. We are proud of the ratings success of the network as we continue to grow our audience share in the fourth quarter, as illustrated by our performance in the November sweeps period, with EstrellaTV growing its prime time audience by 10% in persons 18-49, and ranking as the number 4 Spanish television network, and achieving the number 3 ranked position in prime time among men ages 18-49 and 25-54. As we look forward to this year, we are focused with the team by building on our rating success by capturing a greater share of the revenue of the Hispanic television network market.

I’ll spend a few moments on the call today updating you on our distribution, including recent carriage deals with MSOs and new affiliates, resulting in a EstrellaTV now being available in DMAs serving 78% of the U.S. Hispanic market. As is our practice, we continue to report the EstrellaTV network as part of the television segment, as it is still early in the network’s development to break out the network as we leverage our investment of programming and inventory on both the network and our owned and operated stations. As we have in the past, we do intend to provide more information during the year in terms of ratings performance, as well as to update you on distribution and trends of the network advertising market that impact EstrellaTV.

EstrellaTV continues to be the principal driver of our television growth, with television revenue increasing 8% in the fourth quarter of 2011 versus 2010, and 12% for the full year 2011 versus the prior year. Despite our performance in television, overall, net revenues for Liberman Broadcasting decreased by 2% in the fourth quarter of 2011, as compared to the same period in 2010. This overall decline in net revenue was driven by weakness in radio. Winter will review those results on this call, although the results were consistent with what we’ve said in the third quarter. We are focused on improving ratings trends in our radio segment as this is the fourth consecutive quarter with revenues down versus the prior year.

EBITDA for the fourth quarter decreased by 60% versus the same period in 2010. This performance is a result of a decrease in net revenues in radio, coupled with increases in cost relating to television programming and network sales and support. EBITDA for the fiscal year 2011 declined by 22%. The EstrellaTV network is at the core of our strategy for maximizing our most valuable asset, our highly rated internally produced television programming.

We continued to invest in our programming in 2011. And the fourth quarter was no exception, with the launch of two shows, Mi Sueño es Bailar, and our new talk show, Patty. As I indicated in the fourth quarter of 2011, during—as indicated, in the fourth quarter 2011 during the November sweeps period, we had our strongest ratings performance since the launch of the network. In fact, EstrellaTV grew year-over-year in a number of impressions more than any other network—any other broadcast network, either Spanish or English, during prime time among adults 18-49.

We recognized the impact that our programming investments had on profit in the fourth quarter. We believe our achievements in improving our rank and audience share will pay off during the upcoming Upfront season in 2012. Achieving the Number 3 rank position and beating Univision’s Telefutura network in the male 18-49 and 25-54 demographic was a significant event for the network.

On the topic of programming, we have begun to evaluate new ways of exploiting our content with the recruitment of a senior executive who manages the sale of our library internationally and in other distribution platforms. We are not providing guidance, as is our usual practice with regard to these initiatives, but we are excited about the prospects of monetizing our content to new audiences, particularly those outside of the United States.

We continue to work on expanding our distribution platform. We recently signed important distribution agreements with Time Warner Cable and Charter Communication. We are particularly pleased that with these agreements, as we are covering 1.4 million households in the New York DMA on our WASA Television station. Obtaining cable carriage throughout the New York DMA for our owned and operated station, WASA TV, was a significant accomplishment and speaks to the value of our programming investment. These new distribution deals, along with our improvements in distribution in 2011, will significantly expand our audience base as we look forward to 2012.

We continue to develop our affiliate network and cultivate relationships with affiliates that we believe will be strong business partners for the network. As an example, we recently signed affiliation agreements with broadcasters in Atlanta, Georgia and Oklahoma City, Oklahoma. We will also continue to work with cable and satellite providers to expand and improve the carriage of EstrellaTV. Our goal is to make the fresh entertaining programming of EstrellaTV available to every Hispanic viewer in the U.S.

As an update to a discussion of distribution, we announced during our second quarter call that we had signed an Asset Purchase Agreement for $750,000 to purchase a television station in Miami, Florida, the third largest DMA in terms of Hispanic television households. We have not yet completed the transaction, but we’ll update investors when and if we close the purchase of this station in Miami. We do believe that it is important for LBI to own all of its stations in the top Hispanic markets. As we look forward, given our gains in distribution, we do not expect to be acquisitive with regard to new stations and will stay focused on further developing relationships with strong affiliate partners.

To summarize, EstrellaTV has begun 2012 coming up with strong November sweeps performance, and with significant increases in national network distribution and is well positioned to improve its ratings further. We are pleased with the success of our new programs in the fourth quarter, and while we do expect to continue to develop new and innovative formats, we will be mindful of our expenses. As I indicated at the beginning of the call, we are extremely focused on increasing our share of the Hispanic network advertising market, and as a result, we are expanding network sales as we prepare for the 2012 Upfront.

Now, I’d like to turn the call over to Winter to discuss the performance of our radio segment; and I’ll follow-up with some additional comments on our television segment programming and then update you regarding liquidity. Winter?

Winter Horton:	Thanks, Lenard. Our radio segment revenue was down 12% in the fourth quarter of 2011, as compared to the same period for 2010. This performance was driven primarily by ratings weakness at our largest station. If you take into account the non-recurring political revenue in 2010, our radio group was down 9.5% for the fourth quarter of 2011, as compared to the same period for 2010.

Before I discuss steps we’re taking to address the ratings, we’re encouraged by the economic conditions in our Texas markets, particularly Dallas. We do believe the advertising market is improving, with strength in the telecom, automotive and QSR categories. In the fourth quarter, we saw that the weakness in radio was not driven primarily by market conditions, and believe that our performance was ratings-driven. We are addressing the ratings, and as they improve, we anticipate delivering stronger results. Specifically, we initiated a series of focus groups and conducted extensive research to identify the ratings weaknesses. As an example, we recently changed the format of our KTCY-FM station in Dallas, and have seen early signs of gains for that station. In addition, we’ve made more programming changes in Houston and Los Angeles in early 2012, and we’re starting to see a slow recovery in our ratings in both markets. As it relates to our ratings in Los Angeles, we began to see ratings declines beginning in the summer of 2011, and our radio programming team felt the declines were temporary. The weakness of KBUE continued and accelerated in the fourth quarter, as our morning personality, Don Cheto, participated in the first season of EstrellaTV’s hit dance show, Mi Sueño es Bailar. While in the long term, Don Cheto’s participation helped his national popularity and recognition, in the short term, it affected his morning show ratings in Los Angeles. What was supposed to be a brief appearance on Mi Sueño es Bailar became a full season, as Don Cheto stole the show and won the competition. In hindsight, distracting Don Cheto at a time when ratings were challenged may have been a mistake, but including him in the program briefly was meant to provide him the much needed promotional exposure. As we’ve started 2012, we have seen Don Cheto’s ratings begin to recover in Los Angeles; perhaps from the extent of recognition he received on Mi Sueño es Bailar in addition to the programming changes that we implemented. We do believe that while the appearance on Mi Sueño es Bailar had an impact on the fourth quarter, the promotional values of his television appearance will benefit the radio show in the long run, both on KBUE in Los Angeles, as well as the syndicated programs across the country. Again, it’s too early to predict the changes we made will reverse our performance in 2011, but we are optimistic.

Our syndicated network program, El Show De Don Cheto, continues to grow and showed revenue growth in the fourth quarter versus the same period in 2010, and El Show De Don Cheto is now broadcast in 21 markets. We continue to see interest in the Don Cheto syndicated programs from new affiliates, and we do like this business a great deal as it provides us with the ability to cross-promote EstrellaTV for television affiliates in common markets.

Finally, to address what we view as unsatisfactory results in radio, we’ve initiated some changes in national radio sales. In particular, we have added reps in New York and Los Angeles to focus on national revenue, and are using television leverage to drive the radio buys. National sales managers are also more involved with agencies across the country as we look to improve the performance of this segment and return it to its leading position. And, of course, the radio segment has been the most sensitive to local advertising and economic conditions in our market. I look forward to updating you on these changes at the end of first quarter, and at that time I’ll plan on reviewing each of the markets.

We have very high standards for our radio group and as a team we’re focused on regaining both our ratings- and market-leading revenue performance.

Now, I’ll turn the call back to Lenard to discuss our television performance and update you with regards to liquidity.

Lenard Liberman:	As I mentioned at the beginning of the call, this September marked the beginning of the third year since the launch of EstrellaTV. We are pleased with the performance of the EstrellaTV network and now need to obtain revenue shares commensurate with our rating share. While this does take time, we do have a strong base to work from and our creation of new hit television shows, like Mi Sueño es Bailar, certainly is an important part of this process.

During the fourth quarter of 2011, our television segment revenues grew by 8% year-over-year. This growth is primarily driven by revenues from EstrellaTV as well as a full year of revenue from our Denver television station, KETD. In terms of Denver, we have just completed a relocation of the signal to the main tower site in the market, which did result in some investment of capital in the first quarter to complete the improvement of the signal. EstrellaTV is now carried in 39 markets, including all the top ten and 18 of the top 20 Hispanic television market. With the roll-out of the new Charter Communications markets this summer, we will be in 57 total markets. As I mentioned at the beginning of the call, EstrellaTV is now in DMAs serving approximately 78% of the U.S. Hispanic television households, and we continue to focus on improving distribution.

We do anticipate that the recent gains in distribution that I highlighted in my opening remarks have further enhanced our audience shares in 2012. With our strong programming lineup, EstrellaTV has performed well, ranking as the number 3 Spanish language television network in the November sweeps period and prime time among Hispanic men 18-49 and 25-54, and number 4 among Hispanic adults 18-49 and 25-54. EstrellaTV’s ratings grew 10% from May sweeps among adults 18-49 faster than any other Spanish network, including Telefutura and Telemundo, which declined 28% and 23%, respectively. Our EstrellaTV affiliates were also achieving significant ratings, with a number of our affiliates ranking number 2 in their respective markets, with a benefit from cable and satellite distribution. Our new programming slate includes a number of hit shows, such as Mi Sueño es Bailar and Tango Talento mucho Talento, which each ranked number 3 in their respective season finales, and talk show, Patty, which continues to improve ratings since its launch in the fourth quarter of 2011.

I do want to comment with regards to programming expenses—that we have made investments in programming the network in 2011 in order to improve our share of network viewers. In addition, we completed the construction of a new production facility in Burbank in the second half of 2011 that allows us to minimize third party rentals of studios and equipment. As we look forward into 2012, we will be mindful of our programming expenses as it relates to revenue growth.

As we continue to monetize our ratings success and improve our distribution platform, we believe that we are well positioned to capitalize on the growing Hispanic population. In addition to the favorable demographic, we believe that we have significant growth prospects from additional network revenues commensurate with our number 3 and number 4 ranking, depending on the demographic, among Spanish language television networks.

Finally, I would also like to provide an update on our liquidity position. At the end of the fourth quarter we had $1.2 million of cash on the balance sheet and $50 million available under our revolver. Since the end of the year we have drawn $5.4 million on the revolver, and we expect to make an incremental draw of another 12.5 million to make interest payments due on April 15. Since December, we have also signed agreements to sell two of our radio stations, KNTE-FM in El Campo, Texas, and KJOJ-AM in Conroe, Texas, for a total of $3.1 million. We expect to close in the second quarter of 2012. In each of these instances, the stations did not contribute to EBITDA and we continue to look for opportunities to maximize the value of assets in our portfolio. I am very focused on our liquidity position, and while we are managing the business to maximize value from our investment in EstrellaTV, we continue to evaluate alternatives to address our liquidity, including, as I just highlighted, exploring the sale of non-core assets. Having said that, we will only pursue sales selectively where those sales maximize value, with a limited impact on the strategic position of the business.

Now, I’m going to turn the call over to Fred who’s going to discuss in more detail our fourth quarter and full year 2011 financial performance.

Fred Boyer:	Thank you, Lenard. I will begin with a discussion of our fourth quarter 2011 results.

Net revenues decreased by $600,000, or 2%, to 30.1 million for the three months ended December 31, 2011, from 30.7 million for the same period in 2010. The change was primarily attributable to the decline in our radio segment, partially offset by the increase in our television segment.

Net revenues for the television segment increased by $1.2 million, or 8%, to $16.6 million for the three months ended December 31, 2011, from $15.4 million for the same period in 2010. This increase was primarily attributable to increased advertising revenue on our television segment, reflecting incremental revenue from our EstrellaTV television network.

Net revenues for our radio segment decreased by $1.8 million, or 12%, to $13.5 million for the three months ended December 31, 2011, from $15.3 million for the same period in 2010.

Total operating expenses increased by $6.6 million, or 27%, to $31.2 million for the three months ended December 31, 2011, as compared to $24.6 million for the same period in 2010. This increase was primarily attributable to a $3 million increase in program and technical expenses related to our EstrellaTV network, a $1.5 million increase in loss on sale on disposal of property and equipment, and a $1.4 million increase in selling, general, and administrative expenses, primarily related to EstrellaTV.

Adjusted EBITDA decreased by $5.5 million, or 60%, to $3.7 million for the three months ended December 31, 2011, as compared to $9.2 million for the comparable period in 2010. The decrease was primarily a result of our increased investment in programming and personnel for EstrellaTV during the fourth quarter of 2011 to continue to grow the network, increase ratings and improve our expected future revenue share in the market. The results were also driven by weakness in the radio segment, which experienced revenue and EBITDA declines of 12% and 14%, respectively, in the fourth quarter of 2011, compared to the same period of 2010.

We recognized a net loss of $11.9 million for the three months ended December 31, 2011, as compared to a net loss of $500,000 for the same period of 2010. This change was primarily attributable to: 1) a decrease in operating income and an increase in interest expense.

This concludes the discussion of the fourth quarter results. I will now turn to the full year 2011 results.

Net revenues increased by $1.8 million, or 2%, to $117.5 million for the year ended December 31, 2011, from $115.7 million for the comparable period in 2010. The change was primarily attributable to the increased advertising revenue in our television segment, partially offset by a decline of advertising revenue in our radio segment.

Net revenues for our television segment increased by $6.7 million, or 12%, to $62.5 million for the year ended December 31, 2011, from $55.8 million for the same period in 2010.

Net revenues for our radio segment decreased by $4.9 million, or 8%, to $55 million for the year ended December 31, 2011, from $59.9 million for the same period in 2010.

Total operating expenses increased by $6.9 million, or 7%, to $104.8 million for the year ended December 31, 2011, as compared to $97.9 million for the same period in 2010. This increase was primarily the result of a $5 million increase in program and technical expenses; a $3.9 million increase in selling, general and administrative expenses primarily related to EstrellaTV.

Adjusted EBITDA decreased by $8 million, or 22%, to $27.7 million for the year ended December 31, 2011, as compared to $35.7 million for the same period in 2010. After adjusting for some additional one-time insurance and legal settlement gains, EBITDA for the full year 2011 was $27 million, or a 24% decline from 2010.

We recognized a net loss of $27.5 million for the year ended December 31, 2011, as compared to a net loss of $9.5 million for the same period of 2010, a change of 18.0 million. This change was primarily attributable to the decrease in operating results noted above, and a $13 million increase in interest expense.

Turning to our balance sheet. We had approximately $1.2 million in cash as of December 31, 2011. Our total debt balance was approximately $445 million.

This will conclude our formal remarks, and at this time I’d like to open up the floor to any questions. Operator?

Operator:	Thank you, sir. At this time, everyone, if you would like to ask a question, you may do so now by pressing the star key, followed by the digit one on your touch tone telephone. If you are using a speakerphone, please pick up your handset or de-press your mute function to allow your signal to reach our equipment. Once again, that is star, one to ask a question.

And our first question comes from the line of Bishop Cheen with Wells Fargo. Please go ahead.

Bishop Cheen:

Hi, thanks for the detailed rundown, and welcome to Fred. Okay. So, you know, I know of the earnings details, but I guess I’m more focused on free cash flow and the race against the clock. So, the past is not indicative of the future, but basically rounding here, you’ve got $28 million of EBITDA and $44 million of interest payments, and unless there is a turnaround, it seems like there’s going to be a shortfall, so looking for some color on that. Second color is, since you’re already tapping the revolver, what do you do for liquidity in 15 months when the HoldCo notes come due? And I guess the third thing I’m looking for color on, even if you default on the HoldCo notes, what is the recourse of the HoldCo noteholders to the operating company where all of your assets really are?

Lenard Liberman:	Hi, Bishop. So, your questions here, I’ll try to answer them in the best order I can. I mean clearly we’re focused on improving revenue, which is the most important aspect of creating free cash flow, obviously also controlling expenses, but if you look at our expenses, it’s really just investment in programming, so it’s going to invest in the assets that should drive the most revenue growth in the future. So, we look to improve—first off to stop the decline in radio and go positive in radio, and in this coming Upfront to get a better share and a more appropriate share relative to our ratings of network, and then in terms of the impact that has on the payment of the HoldCo note, which is really the liquidity event that you’d be concerned about is, between that and the selective sale of assets, which we’re diligently looking into, that would be how we plan to manage that process.

Bishop Cheen:	Okay. Do you have—aside from the non-core station asset, is there anything, with a little more chunkier economics, such as the sale, leaseback of real estate or of programming library or something like that takes the pressure off the balance sheet and guess it puts it back on the income statement?

Lenard Liberman:	The answer is yes, I believe there are assets of that nature. Of course the question is whether the market is there and whether it’s financing by a buyer. But, yes, we have a large programming library, we have real estate assets, we have stations that really don’t contribute any EBITDA yet have good coverage in their markets, had a position in their markets, and even in assets which is non strategic which is making money, we would sell that as well, and there a couple of those. So we are aware of the individual assets we own and how they contribute to the business and how they affect the future of the business, but also mindful in the short run that some of those assets will be sacrificed to make payments if possible.

Bishop Cheen:	Okay. All right, that is very helpful color. I’ll pass it along. Thank you, Lenard. Thank you, Fred.

Fred Boyer:	Thank you.

Operator:	Thank you. And our next question comes from the line of Anil Gupta with Imperial Capital. Please go ahead.

Anil Gupta:

Hey, guys. Thanks for taking the questions. I wanted to talk a little bit about your TV spending in 4Q. So that number, you know, it looks like you guys have been trending 12 to 14 million quarterly on the TV side, and Lenard, I know you mentioned that there’s two additional programs there that contributed to the increase, I think the 4Q number was around 19 million. Just wondered if you could talk a little bit about how happy you are with that number? Do you see that continuing to trend upwards over time or do you feel like the number of programs or the amount of content that you have now on the TV side is where you’d like it? I guess I’m trying to get a sense of where we could see that number going over time?

Lenard Liberman:	I understand. Well we went into—you know, you make your decisions about programming before a quarter, six months or so earlier, at least in our case, some people do it much earlier than that, and as a Board as a group we made the decision to invest in some new programs in prime time that could position us for the next Upfront in a positive way, and luckily we were successful. The most expensive show we produced, which went on the air in prime time, was highly successful and allowed us to have a higher share overall going into this coming Upfront. So we knew that and we are mindful of it. On a looking forward basis, you know, we have to take a look and see where we are from a liquidity standpoint and how successful we are at monetizing the ratings we achieved in November. We’ll know that now in the coming Upfront in the next few months, and to the extent we see the revenue following those ratings, then we’ll have comfort that we can invest in other shows. If the general question is, could we find shows to invest in, there are time periods that could use new programs or require some investment, they’re mostly on the weekends, and there’s a one-time period which is a little weak right now that we could invest the money in, but I think as a group I’m pretty comfortable in the prime time performance, the shows we have in prime time right now, and I think I’d be mindful of how much we invest based on where revenue’s going.

Anil Gupta:	Okay, thanks. And I guess the flipside to that question would be, how much room is there if you, you know, again, for liquidity purposes, if you needed to pull back some of your programming, is the $12, $13, $14 million dollar range per quarter, is that pretty much a, kind of a baseline situation, do you think?

Lenard Liberman:	No, there are shows that we could stop producing that are more reality based and are not amortized over a period of time and would be immediate savings. Doing that would have a negative impact on ratings, which we have to consider. But that’s certainly a possibility.

Anil Gupta:

Okay, thanks. And then, just a follow-up on Bishop’s question on liquidity. You know, you talked about potentially divesting some non-core assets, just wondering if you could broadly talk about, you know, how do you think about non-core assets, do you think about it by market? Do you think about it on a station-by-station basis? Is it more TV or radio? Just kind of wanting a little bit of color there. And then the second question is, how does the M&A market look on your end in terms of either multiples you’re seeing or buyers coming and going, just kind of your take on how the market looks right now?

Lenard Liberman:	So really the station it would be strategic in how it helps or impacts the network. I think we all view the network as the generator of value here, so if an asset doesn’t contribute in a way to the network, then it’s non-core. In terms of the market, the market’s soft, although brokers have been telling me that the lenders are coming into the market and it seems to be getting a little bit stronger. But, you know, we’ve been looking to divest for nine months or so, and while we had taken some deals and we’re negotiating others, I would say that some of the prices have been disappointing.

Anil Gupta:	Okay, that’s all I had. Thanks very much.

Lenard Liberman:	No problem.

Operator:	Thank you. Our next question comes from the line of Matt Swope with Gleacher Securities. Please go ahead.

Matt Swope:	Yes, hi, guys. Good afternoon. Lenard, could you comment a little further on the carriage issues? You know, I think you talked about, I think, covering 78% in the Hispanic homes in the country now, but from a practical perspective including all your cable and satellite carriage agreements, how many of those homes are you actually in? How many of those homes, if I turned on the TV, would I see Estrella?

Lenard Liberman:	Okay, so it’s a good question. 78% is the over-the-air viewership. With the Charter and Time Warner deals that I think will be in 7.6 or 7.7 million Hispanic households, you know, being able to tune on cable or satellite as opposed to—there is a significant amount of over-the-air viewership in Hispanic markets, higher than the general market, and it varies city by city and market by market. So over-the-air viewership is the 78% number. And it is not an insignificant number. So we would be at 7.6 million, where, say Univision is at 11.5 or 12 million, and Azteca is probably at 10 million. So we get our ratings with a less distribution in a real sense than our competitors.

Matt Swope:	Is the 7.6 or 7.7 just Charter and Time Warner? Are there others?

Lenard Liberman:	So it’s the over—if you looked at wired into the home, you know, it’s sort of recognized by Nielsen as wired into the home, I think it’s 7.6, Winter, is that?

Winter Horton:	7.6.

Lenard Liberman:	7.6.

Matt Swope:	That’s a good total number to think about.

Lenard Liberman:	That’s a good total number to think about. And if you dig deeper the difference is really satellite. You know, there are about 3 million satellite subscribers that each of our competitors have a satellite network feed on that we don’t have yet. It’s going to take time to get that accomplished, and we’re certainly working diligently to do that. But that would be the essential difference between our coverages in addition to DIRECTV.

Matt Swope:	And you don’t have any agreements with them right now?

Lenard Liberman:	Not on a network basis. There are individual markets where they carry us but not...

Matt Swope:	Right.

Lenard Liberman:	... network basis. Univision, Telemundo, Telefutura, Azteca, all have network feeds, and that accounts for over 3 million households.

Matt Swope:	And what is the hold-up on getting set up with those guys?

Lenard Liberman:	It’s just time. I mean, you know, it took us two years to get the Time Warner deal done. It’s just proving yourselves, the value of the ratings, the value of the programming, you know, meeting with various levels of management, just takes time.

Matt Swope:	And with those current agreements you have with Charter and Time Warner, do they pay you, do you pay them?

Lenard Liberman:	It’s a straight carriage deal. There’s no money changing hands.

Matt Swope:	Okay. And you said as you add stations like you’re trying to do with Miami, you can elect must-carry in those markets, is that right?

Lenard Liberman:	The Miami station’s a low power so we’d not be subject to must-carry, but we believe that Comcast, which is the dominant player in Miami, would carry that station.

Matt Swope:	Okay. And then switching over to the radio side, again, I’m surprised to hear about the weakness in LA, I know Texas had been tough so far this year, does the issue with Don Cheto explain everything or what else is going on in Los Angeles?

Lenard Liberman:	Well, our morning drive is from 5 am to 11 am; that’s six hours of our day and that’s the rest of the day part, so when that day part is down it certainly affects the midday numbers as well. So it’s just been a general weakness that started sort of in the middle of last year that initially our radio people were confident was just going to be a blip and turned out not to be.

Matt Swope:	And I think I saw in the 10-K and I heard you say or allude to the fact that radio could be up in 2012 over 2011 as a group.

Lenard Liberman:	It could be. It could be.

Matt Swope:	I mean are there any drivers as we go into a political year? Are there any other one-time events that will help the radio division?

Lenard Liberman:	We simply have to improve, KBUE was the number one station in Los Angeles for two or three years leading up to May and June of last year and it suffered some losses towards the middle of last year. We have to regain and consider our radio programming people that have been with us for 13 years, and in that 13 year period they’ve been right more than they’ve been wrong. We’ve just gone through, I think, a temporary, longer than I’d like, but somewhat temporary decline. I mean radio’s a business we started in 1987, so I think we understand the business, we just had some difficulties with the ratings which we thought would be temporary and we thought we could reverse, and it hasn’t happened as quickly. I think we also mentioned that if you look at the February book in LA our numbers have come up a little bit. I can’t tell you that March is going to come up from there. If it does, I think we’ll be in good shape, but it’s hard to get my crystal ball out and tell you how the LA ratings are going to be. You know, we’re doing all the things a broadcaster would do faced with a decline in ratings. You know, research, qualitative, quantitative research, studies in the field, you know, reviewing every aspect of the programming and unit load. I think we have the expertise to solve the problem; it’s just unfortunate timing.

Matt Swope:	And just going back to Estrella front for a second. You know, if you look back to what your TV numbers used to look like before the launch of the network in ‘09, obviously the EBITDA numbers were higher then on less revenue and that ties to the programming costs, at some point here, you know, as liquidity gets tighter and the noose gets a little tighter, would it make sense ever just to turn this Estrella project off or is there—or maybe asked a different way. Is there a way to sell that to somebody else or get a financial partner to kind of stop the burn here?

Lenard Liberman:

Well, I don’t think that we would turn Estrella off because it’s there to program our television stations, and we own nine of them. So, you know, certainly we’re open to all suggestions and all reasonable approaches to how to address the HoldCo notes due in a year and a half, but on the other hand I think that the important point is that we’ve created a significant asset in a top rated Spanish television network that beats networks that started 13 years ago and 32 years ago. So I think our short term accomplishment has been significant, and, you know, sales do trail ratings, so it’s not unusual that it would take a little longer to develop the sales side versus the ratings side. We’ve just been very quick to get the ratings, probably quicker than anybody expected.

Matt Swope:	Right. And you mentioned the HoldCo notes, one of Bishop’s questions earlier had been about the recourse of the HoldCo notes, just being completely hypothetical, if you were to default on the HoldCo notes, what impact does that have on the operating company?

Lenard Liberman:	I’m not here to theorize about I don’t have the cross default language or how it works between the HoldCo and the OpCos. I’m sure we have lawyers that would be able to figure that out but I’m not, you know, capable or able to address that question.

Matt Swope:	Okay. And then there’s one last one. There was a piece in the K about a material weakness and an internal control issue, can you talk about how you found that? It sounds kind of—pretty minor when you read through it, can you just confirm that that’s the case?

Fred Boyer:	Yes, it was related to actual financial reporting of, it’s when we needed to write-off fixed assets that do not have any utility. So this came up primarily in the fourth quarter and we’re putting some plans in place to remediate it.

Lenard Liberman:	Well, I think in colloquial terms we have TV transmitters that were analog when you change to digital, and our CFO should have written those off when we transitioned to digital, and didn’t. They didn’t have value then; they don’t value now. So it doesn’t affect our business. It’s unfortunate that she didn’t, you know, report it on time but as a practical matter it didn’t result in any loss of cash or...

Matt Swope:	Okay.

Lenard Liberman:	It’s simply the transition from analog television to digital television and how do you treat all those transmitters you own as a TV station in a digital world that no longer broadcasts from an analog perspective.

Matt Swope:	Great, okay. Thanks for all the questions, guys.

Operator:	Thank you. Our next question comes from the line of Michael Kass with Blue Mountain Capital. Please go ahead.

Michael Kass:	Hi, thanks for taking my question. You know, it seems to me that, you know, and a little obvious, you guys are pinning your hopes on Estrella - I was wondering if you could provide a little bit more detail regarding, it seems, you know, you keep alluding to monetizing ratings strength , could you provide some more detail on ratings, because although you seem to say that the audience has gone up November sweeps to November sweeps, at least the viewership data I have says the reverse, so I’m wondering if I’m looking at the wrong data or my data’s erroneous? The November sweeps...

Lenard Liberman:	Yes, if you want you can call us sometime and we can provide you with the actual ratings, Nielsen data to give you comfort that our ratings have gone up in the time periods we’re talking about. I don’t want to take time on this call parsing through each program; although I’m truly capable of doing that since I’m the programmer. But we are number 4 in network 18-49, we beat Galavision and Azteca. If you look at the...

Michael Kass:	On an absolute audience viewership basis, I understand that you’re better on a relative basis, but all the Spanish language stations I believe were down November sweeps, so I’m trying to understand, on an absolute viewership basis, are you up year-over-year or down year-over-year?

Winter Horton:	We’re looking at prime time from 8 pm to 11 pm, we’re up. Now if you want to talk about full day, I don’t have the data in front of me right now.

Michael Kass:	Okay.

Winter Horton:	If you want to talk 6 am to midnight or early fringe or daytime, the majority of our revenue’s are driven by prime time, so that is what I’m focused on.

Michael Kass:	Okay. And then when you guys did the High Yield or the secured note offering, you did provide data with respect to Estrella revenues in 2010, what was the basis of the breakout that you guys provided in revenues between that and your broadcast TV stations? How are you allocating those then? I’m thinking specifically to the—you referenced I believe $10.9 million in revenue in Q4 of 2010 for the broadcast stations versus $4.5?

Lenard Liberman:	I don’t recall—if you’re talking about a presentation we did a year ago, I don’t have those numbers in front of me and I don’t recall that conversation.

Michael Kass:	Okay, but when you—so when you talk about the Estrella business growing year-over-year, revenues up year-over-year, are you talking with regards to those—what you disclosed in the secured note offering?

Lenard Liberman:	I don’t understand the question.

Michael Kass:	Sure. Okay, well you guys don’t distinguish network—or Estrella TV revenues versus broadcast revenues in your television segment, but you previously did when you did your secured note offering, and, but you do, unless I’m mishearing you, say that revenues from Estrella are up year-over-year, and I’m just trying to lock down if that is relative to what you’d previously disclosed for 2010 when you did the note offering or if it’s with regards to some other measure of what network TV revenues are?

Lenard Liberman:	So I think we stated in this call that our television revenues were up 12% last year, that would be the network and our O&O stations.

Michael Kass:	Mm-hmm.

Lenard Liberman:	And for the quarter they were up 8%. That’s as far as we break it out.

Michael Kass:	Okay, so if you just looked at EstrellaTV, are revenues up or down year-over-year?

Lenard Liberman:	EstrellaTV, the network, is up.

Michael Kass:	Okay. Is that true for Q4 to Q4?

Lenard Liberman:	Yes.

Michael Kass:	Okay, thanks.

Operator:	Thank you. Our next question comes from the line of Ben Brogadir with GMP. Please go ahead.

Ben Brogadir:	Hi, thank you guys for taking the question. Just a quick housekeeping. I missed the liquidity. In terms of the revolver amount outstanding and availability, can you just repeat those numbers real quick?

Fred Boyer:	The total revolver is $50 million and we drew down in the first quarter of 2012 $5.4 million, and we’re planning to take another incremental draw here of $12.5 million to make the interest payments that are due on April the 15th.

Ben Brogadir:	Got it, thank you. And then, you know, most of my questions regarding the capital structure have been answered, but one question I had, was wondering if the company’s considered some sort of debt for equity exchange regarding, you know, kind of bond half the capital structure, either the senior discount out to 2013, or the 8.5% to 2017, whether that discussion’s been brought up with bondholders in the past, has it been brought up today or is that something the company would consider kind of moving forward in trying to right-size the capital structure with the amount of EBITDA generation the company’s currently doing?

Lenard Liberman:	We evaluate all alternatives. I’m not sure that particular alternative was discussed, but certainly anything that would result in positive results for the company, it’s something we’d consider.

Ben Brogadir:	Great, that’s it for me. Thanks, guys.

Operator:	Thank you. Our next question comes from the line of Todd Morgan with Oppenheimer. Please go ahead.

Todd Morgan:	Great. Thank you and good afternoon. Two quick things. I guess you talked about hoping to regain sort of radio revenue momentum in the radio—obviously radio segment, can you talk about how much of your radio revenues are really based on ratings and how much of the revenue, certainly, maybe in the bigger markets are based more on sort of the local sale? In other words, how quickly can that snap back if the ratings started to pick up?

Lenard Liberman:	So, when you look at national revenues on a—let me see if I have the complete breakout here. So national is approximately a third of overall sales, and that’d be the most impacted by ratings, plus local agency, which maybe takes you to 50% of the total. So somewhere between 50 and 60% as a quick number to answer your question just off the top of my head, somewhere between 50 and 60% of our revenue would be influenced directly by rating. There’s probably some 30 or 40% that is more relationship and local based.

Todd Morgan:	And that’s helpful. I guess the second thing is, you talked about the expense changes in the fourth quarter, in the TV segment in particular, and I guess I’m looking at a couple of items that you highlighted. How much of that is—should be thought of as kind of a run rate, maybe not on the programming side, but I guess there’s another million and a half in total of SG&A growth, how much of that is related to—is kind of a run rate number? How much might be related to special items?

Lenard Liberman:	So SG&A, some of that was just timing on some bad debt write-offs versus, you know, positive—there was a one-time event in the prior year that was a benefit to bad debt. Some of that stuff would just be one-time and sort of not continuing. Programming in the fourth quarter, which was up about $3 million, you could probably see our growth—our programming overall in 2011 for television was up about $5.6 million. We would sort of schedule something around there for this year, assuming revenue were growing properly. If not, we could revisit it and maybe it’d be half of that.

Todd Morgan:	Great. Well, thanks and good luck.

Lenard Liberman:	Thank you.

Operator:	Thank you. Our next question comes from the line of Bob Kricheff with Credit Suisse. Please go ahead.

Bob Kricheff:	Hi, gentlemen. A couple of quick questions here. Lenard, you guys referenced the ratings most recently as November but obviously you get ratings since then, could you give us any color on kind of the prime time ratings that you’ve seen in the months since November at all?

Lenard Liberman:	Sure. So the way I look at it is, if you look at the six month period from September through March, as a comparison year-over-year, and again I’m only looking at prime time—if folks wanted other information they can have it, we do sort of focus on prime time right now since that’s the majority of the revenue—were up 8% on that 8P to 11 11P prime time period, and I think every one of our competitors is down. I don’t know how we’re going to do during the next six months or with May sweeps coming up, although I’m somewhat optimistic ‘cause we’ve brought back our dance show, so that performed well in its premier last week. But, you know, ratings are, as you know, I’m sure, Bob, in television generally are down for networks right now and.

Bob Kricheff:	Right.

Lenard Liberman:	We’ve been fortunate and I think that some of that comes with increased distribution and the novelty of the network, but to the extent our competitors are down and we’re flat or up it just improves our competitive position.

Bob Kricheff:	The—and you said that the dance show in—it sounds like the latest trends. I know it’s always, you know, doing month to month is not always that useful, but it sounds like the trends are not dramatic one way or the other, is that fair to say that sort of on a month to month kind of basis that they’ve just kind of been—I’m it sounds like they were up in November but then kind of held solid, has there been any other changes kind of on a month to month basis?

Lenard Liberman:	No, I mean there are a couple of shows that have had some weakness and other ones that have had strength so, you know, it’s hard to answer that in a vacuum. There are definite issues that’s both positive and negative I have to deal with, but overall I’d say that the ratings have been okay and looking towards the next several months they should be okay.

Bob Kricheff:	Okay. And then two other kind of interpretation questions here. You guys said you borrowed five on the revolver and then, you know, 5.5 roughly and expect to do another 12.5, so is that—can I read into that the EBITDA less capex from the first three and half months this year has been negative during that time between cap spending and programming spending and everything else?

Lenard Liberman:	No, I don’t think so. We haven’t looked at first quarter. I think that our big capital projects are done. We don’t really have any major projects. Last year was an unusual year; we bought a facility and invested in HD television facility and that finished in the third quarter. We’re not investing that way now, so there’s no large capex. I don’t have the first quarter. I don’t think Fred does either, to answer the quarter, but...

Fred Boyer:	No we don’t.

Lenard Liberman:	... nothing major there. But I think it’s timing right now.

Bob Kricheff:	Okay. And secondly, you had said before that the real potential value in the company and everything obviously is Estrella, and I’m probably misquoting you here a little bit, and you’d consider, you know, other non-core assets, but that, you know, am I taking that interpretation too far to say that radio would be considered non-core at this point as you’re focused on TV, or it would just be selective radio, or could it possibly be all of radio…

Lenard Liberman:	Well, everything’s a function of price, but mostly I think there is a value for a certain number of radio in each market to support the network. There is promotion value to the radio, and sales value to the radio, as you sell the network, though a lot of promotional value. You know, it just depends on the situation but mostly we’re focused on stations that would not necessarily contribute to increased ratings and promotion for the television stations in individual markets.

Bob Kricheff:	Okay, great. Thank you, guys. I appreciate it, Lenard. Bye-bye.

Lenard Liberman:	Bye-bye.

Operator:	Thank you. Our next question is a follow-up from the line of Anil Gupta with Imperial Capital. Please go ahead.

Anil Gupta:	Hey, guys. Thank you for taking the additional questions. I forgot to ask these earlier. One was a quick one on the radio business. Was curious what percentage of your radio business is derived from the auto sector? And was wondering if you can give us a sense as to what sort of political impact you will anticipate this year?

Winter Horton:

We have seen, starting, as I mentioned earlier, we have seen an uptick in automotive. I think in general on radio it’s probably 10 or 11%. I’m hoping that we return to where we were in 2006 and ‘07 where it was a bigger percentage. I know that on the national level they’ve increased spending a little bit and we’re starting to see some dealerships come back; although it seems to be coming back to TV faster than radio. But I think we are definitely optimistic about the automotive category.

Anil Gupta:	Okay, thanks. And then on political, is that something you’re anticipating big dollars from this year or not so much?

Lenard Liberman:	Well, you know, to answer quickly, we definitely are focused on it, we visited all the agencies over a several day period in Washington, DC. But it’s market by market; it depends if you’re in a battleground state or not.

Anil Gupta:	Okay. And then in terms of liquidity, last question real quickly, I know we’re coming up on the hour mark, I’m sure you’ve gone through all the processes of looking for additional liquidity, but is there the opportunity to get additional funding from your current equity holders, you know, whether it’s the long term equity holders, shorter term equity holders, has that been a conversation you guys have had or something you’re considering?

Lenard Liberman:	We haven’t had the conversation. I think we are all focused on the position of the network, and revenue that could be derived from that position and the assets that we have that we think are sellable. So, so far that’s all we’ve focused on.

Anil Gupta:	Okay, thanks very much.

Lenard Liberman:	Thank you.

Anil Gupta:	Bye.

Operator:	Thank you. Our next question is a follow-up from the line of Michael Kass with Blue Mountain Capital. Please go ahead.

Michael Kass:	Hi. You guys spoke invariably on the debt fund on TV opex, I was wondering it looked like radio Q4 opex was actually up slightly, notwithstanding the comps, could you kind of give us a sense for what was driving the year-over-year increase or spaces and kind of how you expect that to—you know, are you planning on cutting costs in 2012 or do you expect that some of the remediation measures you’re talking about are likely to increase opex?

Lenard Liberman:	I’m sorry, can you repeat the question?

Michael Kass:	Sure. What do you expect for 2012 radio opex? And can you comment a little bit on the increase in Q4 radio opex, cash opex?

Lenard Liberman:	Well our radio operating expenses were down in Q4 by 13%, for the year they were down 1%.

Michael Kass:	On a cash basis, ‘cause I’m showing that they were $9.6 in Q4 2010 and $10.1 in Q4 2011.

Lenard Liberman:	Operating expenses in radio in Q4 2010 were $9,574,000.

Michael Kass:	Mm-hmm.

Lenard Liberman:	And Q4 2011 are $8,301,000.

Michael Kass:	Okay. What do you expect for 2012?

Lenard Liberman:	I don’t have the budget in front of me but certainly we’re not increasing our expense levels on radio that I can think of off the top of my head, no.

Michael Kass:	Okay, thanks.

Operator:	Thank you. And gentlemen, I’m showing no further questions at this time. I’ll turn the conference back over to you for any closing comments.

Lenard Liberman:	Well, thank you, we’re fine. Thanks, everybody, for participating.

Operator:	Thank you, sir. Ladies and gentlemen, if you’d like to listen to a replay of today’s conference, please dial 1800-406-7325 or 303-590-3030, using the access code of 4527133, followed by the pound key. That does conclude our conference for this afternoon. Thank you very much for your participation. You may now disconnect.

END